Exhibit 4.2

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (the “Registration Rights Agreement”) is dated as of November 7, 2012, and is entered into by and between MAKO Surgical Corp., a Delaware corporation having its principal office at 2555 Davie Road, Fort Lauderdale, Florida 33317 (the “Company”), and Pipeline Biomedical Holdings, Inc. (successor by merger to Pipeline Biomedical Holdings, LLC), a New Jersey corporation having its principal place of business at 3 Wing Drive, Suite 200, Cedar Knolls, NJ 07927 (the “Holder”).

W I T N E S S E T H:

WHEREAS, pursuant to that certain Subscription Agreement, dated as of the date hereof (the “Subscription Agreement”), by and between the Company and the Holder, the Company is issuing shares of the Company’s common stock, $0.001 par value per share (the “MAKO Common Stock”), to the Holder in consideration for the execution of the Subscription Agreement.

WHEREAS, the execution of this Registration Rights Agreement is required by the Subscription Agreement in connection with the issuance of MAKO Common Stock upon the parties’ execution of the Subscription Agreement.

WHEREAS, pursuant to the terms and conditions set forth in this Registration Rights Agreement, the Company and the Holder desire to allow the Holder to sell publicly the shares of MAKO Common Stock acquired by the Holder pursuant to the Subscription Agreement (the shares of MAKO Common Stock issued to the Holder pursuant to the terms of the Subscription Agreement are hereinafter referred to as the “Registrable Shares”) pursuant to a registration statement filed by the Company under the Securities Act of 1933, as amended (“Act”), on Form S-3 (or any successor form thereto).

NOW, THEREFORE, in consideration of the mutual covenants, agreements and premises herein made and mutual benefits to be derived from this Registration Rights Agreement, it is hereby agreed as follows:

1.                   Registration.

(a)                 Subject to Section 2 hereof, the Company will, as promptly as practicable and in any event within two Business Days after the issuance of MAKO Common Stock under the Subscription Agreement, have on file with the Securities and Exchange Commission (the “Commission”) a registration statement (the “Registration Statement”) on Form S-3 (or any successor form thereto) or any other registration statement form that is available for use by the Company covering such Registrable Shares issued on the applicable date of issuance of Registrable Shares. For purposes of this Registration Rights Agreement, the term “Business Day” means any day other than a Saturday or Sunday, or a day that commercial banks in the State of New York are authorized or required to close.

(b)                 Subject to Section 2 hereof, the Company shall (i) file a prospectus supplement to the Registration Statement with respect to the offer and sale of the applicable Registrable Shares within two Business Days of the filing of the Registration Statement and (ii) maintain the effectiveness of the Registration Statement for a period of not longer than 120 days from the date of the filing of such prospectus supplement (or until all Registrable Shares covered thereby have been sold, if such sales are completed before the end of such 120-day period).

(c)                 The Company shall be entitled to include, as part of the Registration Statement, additional shares of MAKO Common Stock proposed to be sold by other shareholders of the Company or shares of MAKO Common Stock proposed to be issued by the Company.

(d)                 The Company is current, and shall use its reasonable efforts to remain current, with all of its filing requirements pursuant to the Securities and Exchange Act of 1934, as amended, and all such filings are and will be true and correct in all material respects.

2.                   Denial, Postponement or Suspension of Registration. If (a) the Company shall commence an offering of securities (a “Company Offering”) or (b) in the good faith judgment of the Company, following consultation with outside legal counsel, it would be detrimental to the Company and its shareholders for sales and resales of MAKO Common Stock to be made pursuant to the Registration Statement due to the existence of a material development or potential material development involving the Company that the Company would be obligated to disclose in the Registration Statement, which disclosure would be premature or otherwise inadvisable at such time or could have a material adverse effect on the Company, then the Company may suspend sales by the Holder or any other person under the Registration Statement for a reasonable period of time not to exceed 60 calendar days (but in any event not to extend beyond the date of the conclusion of the Company Offering, public disclosure of the material development, or the date of abandonment or termination of the potential material development); provided, however, that in computing the 60-day period for which the Company is required to maintain effectiveness of the Registration Statement, the period of any such suspension shall not be included. The Company shall give prompt written notice to the Holder of any such postponement or suspension and shall likewise give prompt written notice to the Holder of termination of such postponement or suspension. For a period not to exceed 60 calendar days from such notice, the Holder hereby agrees to postpone the sale of any Registrable Shares registered pursuant to the Registration Statement until it is advised in writing by the Company that sales of the Registrable Securities may be resumed.

3.                   Expenses. The Holder shall pay (a) the expenses of any attorneys, accountants or other advisors or professionals which it or its officers, directors, shareholders or control persons engage in connection with the Holder’s sale of Registrable Shares pursuant to the Registration Statement and (b) all brokerage commissions and discounts, if any, associated with the Registrable Shares being sold by the Holders pursuant to the Registration Statement. The Company shall pay all other costs and expenses incurred by it and the Holder associated with the Registration Statement (including, without limitation, all legal and accounting fees and expenses, printing costs and filing fees incurred by the Company).

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4.                   Further Cooperation; Confidentiality. In connection with the Registration Statement, the Holder will furnish or cause to be furnished such further information with respect thereto, and render such further cooperation, to the Company, as the Company may reasonably request. Upon receiving any written notice from the Company hereunder respecting any contemplated or pending registration statement of the Company, the Holder shall strictly maintain the confidentiality of such contemplated or pending registration statement and shall make no public disclosures or comments with respect thereto (unless required to disclose pursuant to applicable law), and shall not otherwise trade in any securities of the Company during such period.

5.                   Indemnification

(a)                 General. In connection with the Registration Statement, the Holder shall indemnify and hold harmless the Company and its respective officers, directors and controlling persons from any and all loss, liability, claims, damages and expenses (including reasonable attorneys fees and disbursements and reasonable expenses of investigation) incurred by them insofar as such losses, liabilities, claims, damages and expenses arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the registration statement or prospectus covering the Registrable Shares to be sold or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in light of the circumstances under which they were made) not misleading; provided, however, that the Holder shall only be liable in any such case to the extent that any such loss arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made therein in reliance upon and in conformity with information relating to such Holder as furnished in writing to the Company by or on behalf of the Holder for use in the registration statement or prospectus covering the Registrable Shares to be sold. Except to the extent set forth in the foregoing sentence, the Company shall indemnify and hold harmless the Holder (and, if applicable, its officers, directors, partners and controlling persons) participating in the Registration Statement from any and all loss, liability, claims, damages and expenses (including reasonable attorneys fees and disbursements and reasonable expenses of investigation) incurred by the Holder insofar as such losses, liabilities, claims, damages and expenses arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained or incorporated by reference in any registration statement or preliminary prospectus or definitive prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading.

(b)                 Indemnification Procedure. Any person entitled to indemnification hereunder will (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification, provided that the failure of any indemnified party to give written notice shall not relieve the indemnifying party of its obligations hereunder, except to the extent the indemnifying party is actually prejudiced by such failure; and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnified party will not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent will not be unreasonably withheld, conditioned or delayed). An indemnifying party who is not entitled to, or elects not to assume the defense of a claim, will not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim (it being understood that the indemnifying party shall not be liable for the expenses of more than one separate counsel in the event of the conflict of interest situation described in this sentence).

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(c)                 Survival. The indemnification provided for under this Agreement will remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and will survive the transfer of securities.

(d)                 Contribution. If the indemnification provided for in this Section 5 from the indemnifying party is unavailable to the indemnified party, then the indemnifying party, instead of indemnifying the indemnified party, shall contribute to and pay the amount paid or payable by such indemnified party as a result of the loss, claim, damage, liability or expenses (collectively, the “Claim”) giving rise to indemnification hereunder in such proportion as is appropriate to reflect the relative fault of the indemnifying and indemnified party in connection with the actions which gave rise to the Claim. The relative fault of the indemnifying party and the indemnified party shall be determined by reference to, among other things, whether the action in question has been made by, or relates to, information supplied by such indemnifying party or indemnified party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action. The Company and the Holder agree that it would not be just and equitable if contribution and payment pursuant to this Section 5(d) were determined by pro-rata allocation or by any other allocation method which does not take into account the equitable considerations referred to in the preceding sentence. The amount paid or payable as a result of a Claim shall include any documented, out-of-pocket legal or other fees and expenses reasonably incurred by such party in connection with such Claim. However, no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution and payment from any person who was not guilty of such fraudulent misrepresentation.

6.                   Additional Matters.

(a)                 This Registration Rights Agreement shall be construed and interpreted exclusively in accordance with the internal laws of the State of Delaware without regard to any choice of law provisions. Any legal suit, action or proceeding arising out of or based upon this Registration Rights Agreement or the transactions contemplated hereby shall be instituted in the federal courts of the United States residing in the State of Delaware or the courts of the State of Delaware, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. Service of process, summons, notice or other document by mail to such party's address set forth herein shall be effective service of process for any suit, action or other proceeding brought in any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or any proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Each party acknowledges and agrees that any controversy which may arise under this Registration Rights Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated hereby. Each party to this Agreement certifies and acknowledges that (a) no representative of any other party has represented, expressly or otherwise, that such other party would not seek to enforce the foregoing waiver in the event of a legal action, (b) such party has considered the implications of this waiver, (c) such party makes this waiver voluntarily, and (d) such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 6(a).

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(b)                 All notices and other communications which are required under this Registration Rights Agreement or may be given hereunder shall be in writing and shall be deemed to have been duly given (i) when delivered personally, (ii) if sent by facsimile, when receipt thereof is acknowledged by a confirmation copy of the same, (iii) the next business day following the day on which the same has been delivered prepaid to a nationally recognized overnight courier service, or (iv) three business days following deposit in the mail as registered or certified, postage prepaid in each case. All such notices shall be addressed to the parties at their respective addresses first set forth above.

(c)                 Along with the Subscription Agreement, this instrument embodies the entire agreement between the parties hereto with respect to the transactions contemplated herein, and supersedes all prior agreements and understandings between the parties.

(d)                 This Registration Rights Agreement may be executed in original or in one or more counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same instrument, and may be transmitted by fax or electronic mail.

(e)                 This Registration Rights Agreement shall not be assigned by Holder without the written consent of the Company, which consent will not be unreasonably withheld, conditioned or delayed; provided, that, Holder may assign this Registration Rights Agreement in connection with the sale of all or substantially all of its assets, or otherwise in connection with a change of control, whether by stock sale, merger, consolidation or otherwise. This Agreement shall be binding upon and inure to the benefit of the respective parties hereto, any successor and assign of the Company and, if the consent required by this Section 6(e) is properly secured, the successors and permitted assigns of such party. Upon any assignment hereunder, each assignee of the Holder shall become the “Holder” for all purposes under this Registration Rights Agreement. Any assignment in violation of this Section 6(e) shall be null and void for all purposes and the party attempting to effect such an assignment shall be jointly and severally liable for any claims against or incurred by the nonassigning parties as a result of such attempted assignment.

(f)                  In the event that any part of this Registration Rights Agreement shall be held to be invalid or unenforceable, the remaining parts thereof shall nevertheless continue to be valid and enforceable as though the invalid portions were not a part hereof.

(g)                 The headings used in this Registration Rights Agreement are for convenience only and shall not constitute a part of this Agreement.

(h)                 Failure by any party at any time to require performance under this Agreement by the other party, or to claim a breach of any provision of this Agreement, shall not be construed as a waiver of any right accruing under this Agreement, nor shall it affect any subsequent breach of this Agreement or the effectiveness of any provision of this Agreement, or prejudice any party as regards to any subsequent action. A waiver of any right accruing to any party pursuant to this Agreement shall not be effective unless given in writing.

[Signature page follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Registration Rights Agreement to be duly executed all as of the day and year first above written.

MAKO SURGICAL CORP.

By:	/s/ Maurice R. Ferré
Name:	Maurice R. Ferré, MD
Title:	President and CEO

PIPELINE BIOMEDICAL HOLDINGS, INC.

By:	/s/ Alex Khowaylo
Name:	Alex Khowaylo
Title:	President & CEO

Signature Page to Registration Rights Agreement